EXHIBIT 99.1

Community Bancorp. Reports Third Quarter 2023 Earnings;

Higher Earnings Reflect Continued Strong Growth in Loans

For immediate release

Derby, VT: October 23, 2023 --- Community Bancorp., (OTCQX:CMTV) the parent company of Community National Bank reported earnings for the third quarter ended September 30, 2023, of $3.4 million or $0.61 per share, a decrease of $247,997 or 6.87% compared to $3.6 million or $0.66 per share for the third quarter of 2022. Year to date earnings for 2023 were $9.9 million or $1.80 per share, an increase of $860,408 or 9.52% compared to $9.0 million or $1.67 per share for the same period a year ago.

Total assets for the Company on September 30, 2023 were $1.08 billion, compared to $1.06 billion at year-end 2022, and $1.03 billion as of September 30, 2022. The year-over-year asset growth was driven by continued growth in the Company's loan portfolio of $114.4 million, or 15.79%, from the September 30, 2022 period. The asset growth was offset by a decrease in cash and overnight deposits during the same period of $56.4 million, or 76.28%, reflecting the use of cash to fund the loan growth. Borrowed funds for the third quarter ended September 30, 2023 increased $48.0 million compared to a year ago, to supplement funding of loan growth.

Total net interest income for the third quarter ended September 30, 2023 increased $56,493, or 0.67%, to $8.43 million, compared to $8.37 million for the same quarter in 2022. The year over year improvement reflects an increase of $2,737,121 or 33.45%, in interest and fees on loans due to loan growth and higher interest rates, offset by an increase in interest on deposits expense of $1,663,260, or 198.48%, due to higher interest rates paid on deposits. Net interest income for the nine months ended September 30, 2023 increased $1,453,307, or 6.11%, to $25.2 million, compared to $23.8 million for the same period in 2022, reflecting the same trends.

The provision for credit losses for the third quarter ended September 30, 2023 was $240,889, compared to $125,000 for the same period in 2022. The year-to-date provision for credit losses was $808,557, compared to $1,325,000 for the same period in 2022. The $516,443 year over year decrease was driven primarily by a write-down on a single non-performing loan totaling $667,474 in March 2022.

Total non-interest income for the third quarter ended September 30, 2023 of $1.7 million increased $179,988, or 11.75%, compared to $1.5 million for the same period in 2022. Total non-interest income for the nine months ended September 30, 2023 grew to $5.3 million, compared to $4.8 million for the nine months ended September 30, 2022, an increase of $456,471, or 9.41% year over year. Total non-interest expenses increased $473,635, or 8.87% for the third quarter comparison period, and increased $1,329,210, or 8.19%, on a year over year basis.

Equity capital increased to $78.8 million, with a book value per share of $14.08 as of September 30, 2023, compared to equity capital of $75.2 million and a book value of $13.55 as of December 31, 2022.

President and CEO Kathryn Austin commented on the Company’s results: “We are pleased with our operational progress thus far in 2023, as we generated yet another quarter of strong results, including year over year growth in assets and earnings. Despite the challenging interest rate environment, we achieved excellent loan growth. We remain focused on serving our customers effectively for their financial service needs, and we continue to be successful in achieving this goal across our lines of business. The vitality, adversity and diversity of our communities, despite significant challenges these past months, contribute to the bank’s and our collective success. As always, we are grateful for our committed employees and their dedication to our growing customer base, and the continuing support of our customers and communities.”

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As previously announced, the Company declared a quarterly cash dividend of $0.23 per share payable November 1, 2023, to shareholders of record as of October 15, 2023.

About Community National Bank

Community National Bank is an independent bank that has been serving its communities since 1851, with retail banking offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls as well as loan offices located in Burlington, Vermont and Lebanon, New Hampshire

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems, and other factors that are listed from time to time in our financial filings with the SEC, including our Forms 10Q and 10K. We disclaim any responsibility to update our forward looking statements, which are valid only as of the date of this release, should circumstances change.

For more information, contact:

Investor Relations

ir@communitynationalbank.com

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